EXHIBIT 2.6
                            STOCK PURCHASE AGREEMENT

                                  by and among

                                COACH USA, INC.,

                          KERRVILLE BUS COMPANY, INC.,

                           K-T CONTRACT SERVICES, INC.

                                       AND

                                   FRED KAISER

                                TABLE OF CONTENTS

ARTICLE I
   THE PURCHASE AND SALE OF THE SHARES
   SECTION 1.1     GENERAL
   SECTION 1.2     PURCHASE PRICE
   SECTION 1.3     ALLOCATION OF PURCHASE PRICE

ARTICLE II
   CLOSING

ARTICLE III
   REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER
   SECTION 3.1     DUE ORGANIZATION
   SECTION 3.2     AUTHORIZATION; NON-CONTRAVENTION; APPROVALS
   SECTION 3.3     CAPITALIZATION
   SECTION 3.4     SUBSIDIARIES
   SECTION 3.5     FINANCIAL STATEMENTS
   SECTION 3.6     LIABILITIES AND OBLIGATIONS
   SECTION 3.7     ACCOUNTS AND NOTES RECEIVABLE
   SECTION 3.8     ASSETS
   SECTION 3.9     MATERIAL CUSTOMERS AND CONTRACTS
   SECTION 3.10    PERMITS
   SECTION 3.11    ENVIRONMENTAL MATTERS
   SECTION 3.12    LABOR AND EMPLOYEE RELATIONS
   SECTION 3.13    INSURANCE
   SECTION 3.14    COMPENSATION; EMPLOYMENT AGREEMENTS
   SECTION 3.15    EMPLOYEE BENEFIT PLANS
   SECTION 3.16    LITIGATION AND COMPLIANCE WITH LAW
   SECTION 3.17    TAXES
   SECTION 3.18    ABSENCE OF CHANGES
   SECTION 3.19    ACCOUNTS WITH BANKS AND BROKERAGES; POWERS OF ATTORNEY
   SECTION 3.20    ABSENCE OF CERTAIN BUSINESS PRACTICES
   SECTION 3.21    COMPETING LINES OF BUSINESS; RELATED-PARTY TRANSACTIONS
   SECTION 3.22    INTANGIBLE PROPERTY
   SECTION 3.23    DISCLOSURE

ARTICLE IV
   REPRESENTATIONS AND WARRANTIES OF COACH
   SECTION 4.1     ORGANIZATION
   SECTION 4.2     AUTHORIZATION; NON-CONTRAVENTION; APPROVALS
   SECTION 4.3     CAPITALIZATION
   SECTION 4.4     SEC FILINGS; DISCLOSURE
   SECTION 4.5     INVESTMENT REPRESENTATIONS
   SECTION 4.6     NO VIOLATIONS
   SECTION 4.7     COACH INVESTIGATION

ARTICLE V
   POST-CLOSING COVENANTS

   SECTION 5.1     REPAYMENT OF INDEBTEDNESS AND RELEASE FROM GUARANTEES
   SECTION 5.2 REPAYMENT OF STOCKHOLDER AND AFFILIATE INDEBTEDNESS; RELEASE OF CERTAIN OBLIGATIONS
   SECTION 5.3     FUTURE COOPERATION
   SECTION 5.4     EXPENSES
   SECTION 5.5     DTPA WAIVER
   SECTION 5.6     OPERATION OF THE BUSINESS OF THE COMPANY AND SUBSIDIARIES
   SECTION 5.7     REQUIRED APPROVALS
   SECTION 5.8     SECTION 338(H)(10) ELECTION

ARTICLE VI
   INDEMNIFICATION
   SECTION 6.1     GENERAL INDEMNIFICATION BY THE STOCKHOLDER AND KAISER
   SECTION 6.2     INDEMNIFICATION BY COACH
   SECTION 6.3     THIRD PERSON CLAIMS
   SECTION 6.4     LIMITATION UPON INDEMNITY

ARTICLE VII
   NONCOMPETITION COVENANTS
   SECTION 7.1     PROHIBITED ACTIVITIES
   SECTION 7.2     EQUITABLE RELIEF
   SECTION 7.3     REASONABLE RESTRAINT
   SECTION 7.4     SEVERABILITY; REFORMATION
   SECTION 7.5     MATERIAL AND INDEPENDENT COVENANT

ARTICLE VIII
   NONDISCLOSURE OF CONFIDENTIAL INFORMATION
   SECTION 8.1     GENERAL
   SECTION 8.2     EQUITABLE RELIEF

ARTICLE IX
   FEDERAL SECURITIES ACT AND CONTRACTUAL RESTRICTIONS
   ON COACH SECURITIES
   SECTION 9.1     COMPLIANCE WITH LAW
   SECTION 9.2     ECONOMIC RISK; SOPHISTICATION

ARTICLE X
   MISCELLANEOUS
   SECTION 10.1    SUCCESSORS AND ASSIGNS
   SECTION 10.2    ENTIRE AGREEMENT
   SECTION 10.3    COUNTERPARTS
   SECTION 10.4    BROKERS AND AGENTS
   SECTION 10.5    NOTICES
   SECTION 10.6    GOVERNING LAW
   SECTION 10.7    SURVIVAL OF REPRESENTATIONS AND WARRANTIES
   SECTION 10.8    CLOSING OBLIGATIONS
   SECTION 10.9    CONDITIONS PRECEDENT TO COACH'S OBLIGATION TO CLOSE
   SECTION 10.10   CONDITIONS PRECEDENT TO STOCKHOLDER'S OBLIGATION TO CLOSE
   SECTION 10.11   TERMINATION EVENTS
   SECTION 10.12   EFFECT OF TERMINATION
   SECTION 10.13   EXERCISE OF RIGHTS AND REMEDIES
   SECTION 10.14   ARBITRATION
   SECTION 10.15   TIME
   SECTION 10.16   REFORMATION AND SEVERABILITY

                            STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of the 29th day of August 1996, by and among Coach USA, Inc., a Delaware corporation ("Coach"), and Kerrville Bus Company, Inc., a Texas corporation and a fifty percent (50%) stockholder (the "Stockholder") of K-T Contract Sevices, Inc., a Texas corporation (the "Company"),the Company and Fred Kaiser, the sole stockholder of the Stockholder ("Kaiser").

        WHEREAS, the Stockholder is the beneficial owner of fifty percent (50%) of the outstanding capital stock of the Company, in the amount set forth on
SCHEDULE 3.3 below (the "Shares"); and

        WHEREAS, the Stockholder desires to sell the Shares to Coach, and Coach desires to purchase the Shares from the Stockholder;

        NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I
                       THE PURCHASE AND SALE OF THE SHARES

        SECTION 1.1 GENERAL. Upon the terms and subject to the conditions of this Agreement, the Stockholder hereby agrees to sell, assign, transfer and deliver to Coach, and Coach hereby agrees to purchase, the Shares.

        SECTION 1.2 PURCHASE PRICE. The aggregate purchase price (the "Purchase Price") for the Shares shall consist of three Convertible Subordinated Notes of Coach in the original aggregate principal amount of $8,513,200 (the "Notes"), to be delivered concurrently with the execution of this Agreement. At the Closing (as defined in Article II), the Stockholder will deliver to Coach certificates representing the Shares, duly endorsed in blank or accompanied by blank stock powers, and Coach will deliver to the Stockholder the Notes. A copy of the Notes is attached hereto as EXHIBIT 1.2.

        SECTION 1.3 ALLOCATION OF PURCHASE PRICE. The Parties agree that the Purchase Price and the liabilities of the Company will be allocated to the assets of the Company for tax purposes as shown on the Allocation Schedule attached hereto as SCHEDULE 1.3. Coach, the Company and the Stockholder will file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

                                   ARTICLE II
                                     CLOSING

        The sale and purchase of the Shares described in Article I hereof and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Coach, One Riverway, Suite 600, Houston, Texas 77056, concurrently with the execution of this Agreement on August 29, 1996. The date on which the Closing actually occurs shall be referred to in this Agreement as the "Closing Date."

                                   ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

        The Stockholder represents and warrants to Coach as follows:
STOCKHOLDER'S LIMITATION AS TO KNOWLEDGE. Notwithstanding anything contained in this Agreement to the contrary, the Stockholder's representations and warranties are qualified as to the "knowledge" of such Stockholder with respect to the facts or matters represented or warrantied by such Stockholder in the following sections:

           (i) 3.10 (Permits),
           (ii) 3.12 (Labor Matters),
           (iii) 3.13 (Insurance),
           (iv) 3.14 (Compensation),
           (v) 3.15 (Employee Benefit Plans),
           (vi) 3.18 (Absence of Changes),
           (vii) 3.19  (Accounts with Banks and Brokerage Firms),
           (viii)3.20  (Absence of Certain Business Practices),
           (ix)  3.21  (Competing Lines of Business),
           (x)   3.22  (Intangible Property), and
           (xi)  3.23  (Disclosure).

        As used herein, "knowledge" of a Stockholder shall mean the current actual knowledge of Fred Kaiser without obligation to conduct further inquiry outside the ordinary course of business.

           SECTION 3.1 DUE ORGANIZATION. The Company is duly organized, validly existing and in good standing under the laws of the state of Texas. The Company is duly authorized and qualified to do business in the states set out on
SCHEDULE 3.1 to carry on its businesses and in the manner as now conducted and to the knowledge of the Company and the Stockholder, no qualification is required in any other jurisdiction. True, complete and correct copies of the Articles of Incorporation and By-laws, each as amended, of the Company are attached hereto as SCHEDULE 3.1.

        SECTION 3.2 AUTHORIZATION; NON-CONTRAVENTION; APPROVALS. The Company, upon approval by all applicable federal, state and local regulatory bodies, will have the full legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The Stockholder have the full legal right, power and authority to enter into this Agreement. The execution, delivery and performance of this Agreement have been approved by the board of directors of the Company and by the Stockholder. No additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Coach, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors rights.

        The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of (i) the Articles of Incorporation or By-laws of the Company, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its properties or assets, or (iii) any agreement, note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, lease or other instrument, obligation or agreement of any kind to which the Company is now a party or by which the Company or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Company.

        Except as set forth on SCHEDULE 3.2 and except for any required filings with or approvals from the Surface Transportation Board ("STB") and state and local transportation authorities and any required filings under federal and state securities laws, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than as required or requested by Coach, or in such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Company. Except as set forth on SCHEDULE 3.2, none of the customer contracts or other material agreements to which the Company is a party requires notice to, or the consent or approval of, any governmental agency or other third party to any of the transactions contemplated hereby to remain in full force and effect following such transactions.

        SECTION 3.3 CAPITALIZATION. SCHEDULE 3.3 accurately describes the authorized capital stock of the Company. Fifty percent (50%) of the issued and outstanding shares of the capital stock of the Company are owned beneficially and of record by the Stockholder and constitute the Shares. All of the Shares held by the Stockholder have been duly authorized and validly issued, are fully paid and nonassessable, are owned by the Stockholder as set forth in SCHEDULE
3.3 free and clear of all liens, encumbrances and claims of every kind. None of such shares was issued in violation of the preemptive rights of any past or present stockholder. Except as set forth in SCHEDULE 3.3, no subscription, option, warrant, call, convertible or exchangeable security, other conversion right or commitment of any kind exists which obligates the Company to issue any of its capital stock or the Stockholder to transfer any of the Shares.

        SECTION 3.4 SUBSIDIARIES. Except as set forth in SCHEDULE 3.4, the Company does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into or exchangeable for capital stock or any other equity interest in any corporation, association or business entity. Except as set forth in SCHEDULE 3.4, the Company is not, directly or indirectly, a participant in any joint venture, partnership or other noncorporate entity. To the extent that such subsidiary companies are set out on
SCHEDULE 3.4, such Schedule contains a complete and accurate list for each company of its name, its jurisdiction of incorporation, the jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). Each company set out on SCHEDULE 3.4 is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations. Each company set out on SCHEDULE 3.4 is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction set out in
SCHEDULE 3.4, and, to the knowledge of the Company and the Stockholder, no other qualification is required in any other jurisdiction.

        SECTION 3.5 FINANCIAL STATEMENTS. The Stockholder have delivered to Coach complete and correct copies of the following financial statements:

                (i) the balance sheets of the Company as of December 31, 1993, 1994 and 1995 and the related statements of operations, of Stockholder' equity and of cash flows for the three-year period ended December 31, 1995, together with the related notes and Schedules (such balance sheets, the related statements of operations, of Stockholder' equity and of cash flows and the related notes and Schedules are referred to herein as the "Year-end Financial Statements"); and

                (ii) the unaudited balance sheet of the Company as of June 30, 1996, the unaudited balance sheet (the "Interim Balance Sheet") of the Company as of June 30, 1996 (the "Interim Balance Sheet Date") and the related unaudited statements of operations, of Stockholder' equity and of cash flows for the six-month periods ended June 30, 1995 and 1996, together with the related notes and Schedules (such balance sheets, the related statements of operations, of stockholder's equity and of cash flows and the related notes and Schedules are referred to herein as the "Interim Financial Statements"). The Year-end Financial Statements and the Interim Financial Statements are attached as SCHEDULE 3.5 to this Agreement and are referred to hereinafter as the "Financial Statements." The Financial Statements have been prepared from the books and records of the Company in conformity with generally accepted accounting principles applied on a basis consistent with preceding years and throughout the periods involved ("GAAP"), except as provided in the Financial Statements or the notes thereto, and present fairly the financial position and results of operations of the Company as of the dates of such statements and for the periods covered thereby. The books of account of the Company have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects.

        SECTION 3.6 LIABILITIES AND OBLIGATIONS. SCHEDULE 3.6 sets forth an accurate list as of the Interim Balance Sheet Date of (i) all liabilities of the Company which are reflected in the Interim Balance Sheet and (ii) any liabilities of any kind of the Company which are not reflected in the Interim Balance Sheet. Except as set forth on SCHEDULE 3.6, since the Interim Balance Sheet Date the Company has not incurred any liabilities of any kind, character or description, whether accrued, absolute, secured or unsecured, contingent or otherwise, other than liabilities incurred in the ordinary course of business which are not materially greater than the corresponding liabilities reflected in the Interim Balance Sheet. SCHEDULE 3.6 contains a reasonable estimate by the Stockholder of the maximum amount which may be payable with respect to liabilities which are not fixed.

        SECTION 3.7 ACCOUNTS AND NOTES RECEIVABLE. SCHEDULE 3.7 sets forth an accurate list of the accounts and notes receivable of the Company as of the Interim Balance Sheet Date and generated subsequent to the Interim Balance Sheet Date. Receivables from and advances to employees, the Stockholder and any entities or persons related to or affiliated with the Stockholder are separately identified on SCHEDULE 3.7. SCHEDULE 3.7 also sets forth an accurate aging of all accounts and notes receivable as of the Interim Balance Sheet Date, showing amounts due in 30- day aging categories. The trade and other accounts receivable of the Company which are classified as current assets on the Interim Balance Sheet are bona fide receivables, were acquired or arose in the ordinary course of business, are stated in accordance with GAAP and, subject to the reserve for doubtful accounts, need not be written-off as uncollectible. Such accounts and notes are collectible in the amount shown on SCHEDULE 3.7, net of reserves for doubtful accounts reflected in the Interim Balance Sheet.

        SECTION 3.8 ASSETS. The depreciation schedule attached to SCHEDULE 3.8 sets forth an accurate list of all real and personal property included in "property and equipment" on the balance sheet of the Company and all other tangible assets of the Company with a value in excess of $5,000 (i) owned by the Company as of the Interim Balance Sheet Date and (ii) acquired since the Interim Balance Sheet Date, including in each case true, complete and correct copies of leases for significant equipment and for all real property leased by the Company and descriptions of all real property on which buildings, warehouses, workshops, garages and other structures used in the operation of the business of the Company are situated. SCHEDULE 3.8 indicates which assets are currently owned, or were formerly owned, by the Stockholder or affiliates of the Company or Stockholder. Except as specifically identified on SCHEDULE 3.8, all of the tangible assets, vehicles and other significant machinery and equipment of the Company listed on SCHEDULE 3.8 are in good working order and condition, ordinary wear and tear excepted, and have been maintained in accordance with standard industry practices. All fixed assets used by the Company that are material to the operation of the Company's business are either owned by the Company or leased under an agreement identified on SCHEDULE 3.8. All leases set forth on
SCHEDULE 3.8 are in full force and effect and constitute valid and binding agreements of the parties thereto in accordance with their respective terms.
SCHEDULE 3.8 contains true, complete and correct copies of all title reports and title insurance policies received or owned by the Company with respect to any of its properties. The Company has good and indefeasible title to the tangible and intangible personal property and the real property owned and used in its business, including the properties identified on SCHEDULE 3.8, subject to no mortgage, pledge, lien, claim, conditional sales agreement, encumbrance or charge, except for liens reflected on SCHEDULE 3.8, liens for current taxes not yet payable and assessments not in default, easements for utilities serving only the property (unless otherwise revealed by title report or title insurance policy), and easements, covenants and restrictions and other exceptions or reservations to title shown of record in the office of the County Clerks in which the properties, assets and leasehold estates are located, which do not adversely affect the Company's use of the property.

        SECTION 3.9 MATERIAL CUSTOMERS AND CONTRACTS. SCHEDULE 3.9 sets forth an accurate list of (i) all customers representing 5% or more of the Company's revenues in the year ended December 31, 1995 and the six-month period ended June 30, 1996, and (ii) all material contracts, commitments and similar agreements to which the Company is currently a party or by which the Company or any of its properties are bound, including, but not limited to, contracts with customers, contracts with any labor organizations, leases, loan agreements, pledge and security agreements, indemnity or guaranty agreements, bonds, notes, mortgages, joint venture or partnership agreements, options to purchase real or personal property, and agreements relating to the purchase or sale by the Company of assets or securities. SCHEDULE 3.9 contains true, complete and correct copies of all such agreements. Except to the extent set forth on SCHEDULE 3.9, (i) none of the Company's material customers has canceled or substantially reduced, to the knowledge of the Stockholder, or is currently attempting or threatening to cancel or substantially reduce its use of the Company's services and (ii) the Company has complied with all material commitments and obligations pertaining to it under such agreements and is not in default under any such agreements, no notice of default has been received by the Company and theStockholder is aware of no basis therefor. Except as set forth on SCHEDULE 3.9, the Company is not now nor has it ever been party to any governmental contracts subject to price redetermination or renegotiation.

        SECTION 3.10 PERMITS. SCHEDULE 3.10 contains an accurate list, summary description of and copies all licenses, franchises, permits, transportation authorities and other governmental authorizations and intangible assets held by the Company that are material to the conduct of its business including, without limitation, permits, licenses and operating authorizations, titles (including motor vehicle titles and current registrations), fuel permits, franchises, certificates, trademarks, trade names, patents, patent applications and copyrights owned or held by the Company. The licenses, operating authorizations, franchises, permits and other governmental authorizations listed on SCHEDULE
3.10 are valid, and the Company has not received any notice that any governmental authority intends to cancel, terminate or not renew any such license, operating authorization, franchise, permit or other governmental authorization. The Company holds all licenses, operating authorizations, franchises, permits and other governmental authorizations, the absence of any of which could have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Company. The Company has conducted and is conducting its business in substantial compliance with the requirements, standards, criteria and conditions set forth in its licenses, operating authorizations, franchises, permits and other governmental authorizations as well as the applicable orders, approvals and variances related thereto, and is not in violation of any of the foregoing except for any violations that would not have a material and adverse effect on the business, operations, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company. Except as specifically provided in SCHEDULE 3.10, and provided the regulatory consents required or requested by Coach are obtained, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any such material licenses, operating authorizations, franchises, permits and other government authorizations.

        SECTION 3.11 ENVIRONMENTAL MATTERS. The Company has complied with and is in compliance with all federal, state, local and foreign statutes (civil and criminal), laws, ordinances, regulations, rules, notices, permits, judgments, orders and decrees applicable to it or any of its properties, assets, operations and businesses relating to the protection of the environment (collectively, "Environmental Laws") including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Wastes, Hazardous Materials and Hazardous Substances (as such terms are defined in any applicable Environmental Law) except to the extent that noncompliance with any Environmental Laws, either singly or in the aggregate, does not and would not (i) have a material adverse effect on the Company or its business as a whole or (ii) necessitate a material expenditure by or on behalf of the Company. The Company has obtained and complied with all necessary permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle Hazardous Wastes, Hazardous Materials and Hazardous Substances and has reported, to the extent required by all Environmental Laws, all past and present sites owned and operated by the Company where Hazardous Wastes, Hazardous Materials or Hazardous Substances have been treated, stored, disposed of or otherwise handled. Except as disclosed on
SCHEDULE 3.11, to the knowledge of the Stockholder, there have been no "releases" (as defined in any Environmental Laws) at, from, in or on any property owned or operated by the Company except as permitted by Environmental Laws. To the knowledge of the Stockholder, there is no on-site or off-site location to which the Company has transported and disposed of Hazardous Wastes, Hazardous Materials and Hazardous Substances or arranged for the transportation and disposal of Hazardous Wastes, Hazardous Materials and Hazardous Substances which is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against the Company or Coach for any clean-up cost, remedial work, damage to natural resources or personal injury, including, but not limited to, any claim under (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (ii) the Resource Conservation and Recovery Act, (iii) the Hazardous Materials Transportation Act or (iv) comparable state and local statutes and regulations. To the knowledge of the Stockholder, the Company has no contingent liability in connection with any release of any Hazardous Waste, Hazardous Material or Hazardous Substance into the environment.

        SECTION 3.12 LABOR AND EMPLOYEE RELATIONS. Except for such labor unions as set forth in SCHEDULE 3.12, the Company is neither bound by nor subject to any arrangement with any labor union. There is no pending or threatened labor dispute involving the Company and any group of its employees nor has the Company experienced any labor interruptions over the past five years. The Company considers its relationship with its employees to be good.

        SECTION 3.13 INSURANCE. SCHEDULE 3.13 sets forth an accurate list as of the Interim Balance Sheet Date of all insurance policies carried by the Company and of all insurance loss runs or worker's compensation claims received for the past three (3) policy years. Also attached to SCHEDULE 3.13 are true, complete and correct copies of all of the Company's insurance policies, covering at least the past three years. None of such policies is a "claims made" policy. The insurance policies set forth on SCHEDULE 3.13 provide adequate coverage against the risks involved in the Company's business. Such policies are currently in full force and effect.

        SECTION 3.14 COMPENSATION; EMPLOYMENT AGREEMENTS. SCHEDULE 3.14 sets forth an accurate Schedule of all officers, directors and key employees of the Company, listing all employment agreements with such officers, directors and employees and the rate of compensation (and the portions thereof attributable to salary, bonus, benefits and other compensation, respectively) of each of such persons as of the Interim Balance Sheet Date. Attached to SCHEDULE 3.14 are true, complete and correct copies of all such employment agreements and all other employment agreements and other similar agreements or arrangements containing "golden parachute" or other similar provisions.

        SECTION 3.15 EMPLOYEE BENEFIT PLANS. SCHEDULE 3.15 sets forth an accurate Schedule of all employee benefit plans of the Company and deferred compensation agreements, together with true, complete and correct copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby as of the Interim Balance Sheet Date. Except for the employee benefit plans described on SCHEDULE 3.15, the Company does not sponsor, maintain or contribute to any plan, program, fund or arrangement that constitutes an "employee pension benefit plan," nor does the Company have any obligation to contribute to or accrue or pay any benefits under any deferred compensation or retirement funding arrangement on behalf of any employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any "excess benefit plan" (within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any non-qualified deferred compensation arrangement). For the purposes of this Agreement, the term "employee pension benefit plan" shall have the same meaning given that term in Section 3(2) of ERISA. The Company has not sponsored, maintained or contributed to any employee pension benefit plan other than the plans set forth on SCHEDULE 3.15, nor is the Company required to contribute to any retirement plan pursuant to the provisions of any collective bargaining agreement.

        The Company is not now, nor will it become as a result of its past activities, liable to the Pension Benefit Guaranty Corporation or to any multi-employer employee pension benefit plan under the provisions of Title IV of ERISA. All employee benefit plans listed on SCHEDULE 3.15 are in substantial compliance with all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations. All accrued contribution obligations of the Company with respect to any plan listed on SCHEDULE 3.15 have either been fulfilled in their entirety or are fully reflected on the balance sheet of the Company as of the Interim Balance Sheet Date.

        All plans listed on SCHEDULE 3.15 that are intended to qualify (the "Qualified Plans") under Section 401(a) of the Code have been determined by the Internal Revenue Service to be so qualified, and copies of such determination letters are included as part of SCHEDULE 3.15 hereof. Except as disclosed on
SCHEDULE 3.15, all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed, and copies thereof are included as part of
SCHEDULE 3.15 hereof. Neither the Stockholder, any such plan listed in SCHEDULE 3.15, nor the Company has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. No such plan listed in SCHEDULE 3.15 has incurred an "accumulated funding deficiency," as defined in Section 412(a) of the Code and Section 302(1) of ERISA, and the Company has not incurred any liability for excise tax or penalty due to the Internal Revenue Service nor any liability to the Pension Benefit Guaranty Corporation. There have been no terminations, partial terminations or discontinuances of contri butions to any such Qualified Plan without notice to and approval by the Internal Revenue Service; no plan listed in SCHEDULE 3.15 subject to the provisions of Title IV of ERISA has been terminated; there have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to any such plan; and the Company has not incurred liability under
Section 4062 of ERISA.

        SECTION 3.16 LITIGATION AND COMPLIANCE WITH LAW. Except as set forth in
SCHEDULE 3.16, there are no claims, actions, suits or proceedings pending against or affecting the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over the Company which either singly, or in the aggregate, if decided against the Company, would have a material adverse effect on the Company as a whole, and no notice of any such claim, action, suit or proceeding, including any which may be pending, has been received by the Company, and the Stockholders is not aware of any basis therefor. Except to the extent set forth on SCHEDULE 3.16, the Company has conducted for the past three (3) years and does conduct its business in compliance with all laws, regulations, writs, injunctions, decrees and orders applicable to the Company and its assets.

        SECTION 3.17 TAXES. For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, unemployment, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed with respect to any such taxes, charges, fees, levies or other assessments. The Company has timely filed all requisite federal, state, local and other tax returns for all fiscal periods ended on or before the date hereof, and has duly paid in full or made adequate provision in the Financial Statements for the payment of all Taxes for all periods ending at or prior to the date hereof. Except as set forth on
SCHEDULE 3.17, there are no examinations in progress or claims against the Company for any period or periods prior to and including the Interim Balance Sheet Date and no notice of any claim for Taxes, whether pending or threatened, has been received. The amounts shown as accruals for Taxes on the financial statements of the Company as of the Interim Balance Sheet Date are sufficient for the payment of all Taxes for all fiscal periods ended on or before that date. Copies of (i) any tax examinations, (ii) extensions of statutory limitations and (iii) the federal, state and local Tax returns of the Company for the last three fiscal years are attached hereto as SCHEDULE 3.17. The Company currently utilizes the accrual method of accounting for income tax purposes. Such method of accounting has not changed in the past five years.

        During all tax periods ended prior to the Closing Date for which the statute of limitations has not expired, the Company has conducted its business in a manner which entitles it to protection under the safe harbor provisions of
Section 530(a) of the Revenue Act of 1978, which was extended indefinitely by
Section 269(c) of the Tax Equity and Fiscal Responsibility Act of 1982.

        SECTION 3.18 ABSENCE OF CHANGES. Since the Interim Balance Sheet Date, the Company has conducted its operations in the ordinary course of business and, except as set forth on SCHEDULE 3.18, there has not been:

                (i) any material adverse change in the business, operations, properties, condition (financial or other), assets, liabilities (contingent or otherwise), income or business of the Company;

                (ii) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of the Company;

                (iii) any change in the authorized or outstanding capital stock of the Company or any change in the Stockholder's ownership interests in the Company or any grant of any options, warrants, calls, conversion rights or commitments;

                (iv) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company;

                (v) any increase in the compensation payable or to become payable by the Company to the Stockholder or to the Company's officers, directors, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

                (vi) any work interruptions, labor grievances or claims filed, or any proposed law, regulation or event or condition of any character materially adversely affecting the business or future prospects of the Company;

                (vii) any sale or transfer, or any agreement to sell or transfer, any material assets, properties or rights of the Company to any person, including, without limitation, the Stockholder or his affiliates;

                (viii)any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company;

                (ix) any increase in the Company's indebtedness, other than accounts payable incurred in the ordinary course of business;

                (x) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

                (xi) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of the Company's business;

                (xii) any waiver of any material rights or claims of the Company;

                (xiii)any breach, amendment or termination of any material contract, agreement, license, permit or other right to which the Company is a party; or

                (xiv) any transaction by the Company outside the ordinary course of business.

        SECTION 3.19 ACCOUNTS WITH BANKS AND BROKERAGES; POWERS OF ATTORNEY.
SCHEDULE 3.19 sets forth an accurate Schedule as of the Closing Date, of (i) the name of each financial institution or brokerage firm in which the Company has accounts or safe deposit boxes; (ii) the names in which the accounts or boxes are held; (iii) the type of account and the cash, cash equivalents and securities held in such account; and (iv) the name of each person authorized to draw thereon or have access thereto. SCHEDULE 3.19 also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Company and a description of the terms thereof.

        SECTION 3.20 ABSENCE OF CERTAIN BUSINESS PRACTICES. Except for political contributions made in a lawful manner, the Company has not given or offered to give anything of value to any governmental official, political party or candidate for government office nor has it otherwise taken any action which would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law.

        SECTION 3.21 COMPETING LINES OF BUSINESS; RELATED-PARTY TRANSACTIONS. Except as set forth in SCHEDULE 3.21, neither the Stockholders nor any other affiliate of the Company owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of or otherwise receives remuneration from, any business which is a competitor, lessor, lessee, customer or supplier of the Company. Except as set forth in SCHEDULE 3.21, no officer, director or stockholder of the Company has nor, during the period beginning January 1, 1990 through the date hereof, had any interest in any property, real or personal, tangible or intangible, used in or pertaining to the Company's business. As of the date of this Agreement, any indebtedness owed to the Company by the Stockholder and/or affiliates of the Stockholder has been repaid, and all indebtedness owed to the Stockholder and/or affiliates of the Stockholder by the Company has been repaid.

        SECTION 3.22 INTANGIBLE PROPERTY. SCHEDULE 3.22 sets forth an accurate list of all patents, patent applications, trademarks, service marks, trade names, copyrights, and other intellectual property or proprietary property rights owned or used by the Company. Except as described on SCHEDULE 3.22, the Company owns or possesses sufficient legal rights to use all of such items and no notice of any challenge to the Company's rights by a third party has been received.

        SECTION 3.23 DISCLOSURE. The Stockholders has fully provided Coach or its representatives with all the information that Coach has requested in analyzing whether to consummate the transactions contemplated hereby. None of the information so provided nor any representation or warranty of the Stockholder contained in this Agreement contains any misstatement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Stockholder which has specific application to the Company (other than general economic or industry conditions) and which the Stockholder reasonably believes may materially adversely affect or, so far as the Stockholder can reasonably foresee, materially threatens, the assets, business, condition (financial or otherwise), results of operations or prospects of the Company which has not been described in this Agreement or the Schedules hereto or otherwise disclosed in writing to Coach.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF COACH

        Coach represents and warrants to the Stockholder as follows:

        SECTION 4.1 ORGANIZATION. Coach is duly organized, validly existing and in good standing under the laws of the state of its incorporation, and is duly authorized and qualified under all applicable laws, regulations, and ordinances of public authorities to carry on its business in the places and in the manner now conducted except where the failure to be so authorized or qualified would not have a material adverse effect on its business.

        SECTION 4.2 AUTHORIZATION; NON-CONTRAVENTION; APPROVALS. Coach has the full legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been approved by the board of directors of Coach. No additional corporate proceedings on the part of Coach are necessary to authorize the execution and delivery of this Agreement and the consummation by Coach of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Coach and, assuming the due authorization, execution and delivery by the Company and the Stockholder, constitutes a valid and binding agreement of Coach, enforceable against Coach in accordance with its terms. The execution and delivery of this Agreement by Coach do not, and the consummation by Coach of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Coach or any of its subsidiaries under any of the terms, conditions or provisions of (i) the Restated Certificate of Incorporation or By-Laws of Coach, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Coach or any of its properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Coach is now a party or by which Coach or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Coach except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights.

        Except for any required filings with or approvals from the STB and state and local transportation authorities and such filings as may be required under federal or state securities laws, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Coach or the consummation by Coach of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Coach.

        SECTION 4.3 CAPITALIZATION. The authorized capital stock of Coach consists of 30,000,000 shares of common stock, par value $.01 per share, of which 11,405,411 shares were issued and outstanding as of August 28, 1996, and 500,000 shares of preferred stock, par value $.01 per share, of which none is currently outstanding. All of the currently issued and outstanding shares of common stock of Coach have been duly authorized and validly issued, are fully paid and nonassessable, and were offered, issued, sold and delivered by Coach in compliance with all applicable state and federal laws concerning the issuance of securities. None of such shares was issued in violation of the preemptive rights of any past or present stockholder. The shares of Coach Common Stock to be issued to the Stockholder, if and when issued in accordance with the terms of the Notes, will be duly authorized, validly issued, fully paid and nonassessable. The shares of Coach Common Stock if and when issued in accordance with the terms of the Notes will transfer to the Stockholder valid title to such shares of Coach Common Stock, free and clear of all liens, encumbrances and claims of every kind except for any created by the Stockholder.

        SECTION 4.4 SEC FILINGS; DISCLOSURE. Coach has filed with the U.S. Securities and Exchange Commission ("SEC") all material forms, statements, reports and documents required to be filed by it under each of the Securities Act of 1933, as amended (the "1933 Act"), the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the respective rules and regulations thereunder, all of which, as amended, if applicable, complied in all material respects with all applicable requirements of the appropriate Act and the rules and regulations thereunder. Coach has previously delivered to the Stockholder copies of the Prospectus, dated July 16, 1996 (the "Prospectus"), contained in Coach's Registration Statement on Form S-1 filed under Rule 415 of the 1933 Act, as supplemented and its Form 10-Q for the period ended June 30, 1996. As of its date, the Prospectus did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        SECTION 4.5 INVESTMENT REPRESENTATIONS.

           (i) Coach is acquiring the Shares for its own account and for purposes of investment and without expectation, desire, or need for resale and not with the view toward distribution, resale or subdivision of the Shares.

           (ii) During the course of the negotiation of this Agreement, Coach has reviewed all information provided to it by the Stockholder and the Company and has had the opportunity to ask questions of and receive answers from representatives of the Company and the Stockholder concerning the Company, the securities offered and sold hereby, and this purchase, and to obtain certain additional information requested by Coach.

           (iii) Coach understands and acknowledges that the Shares to be purchased have not been registered under the 1933 Act, or any state securities law.

           (iv) Coach understands that the Shares cannot be resold in a transaction to which the 1933 Act and state securities laws apply unless
        (a) subsequently registered under the 1933 1933 Act and applicable state securities laws or (b) exemptions from such registrations are available. Coach is aware of the provisions of Rule 144 promulgated under the 1933 Act which permit limited resale of Shares purchased in a private transaction subject to the satisfaction of certain conditions.

           (v) Coach understands that no public market now exists for the Shares and that it is uncertain that a public market will ever exist for the Shares.

           (vi) Coach understands that the certificates for the Shares will bear the following legend:

                 THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE CORPORATION WILL NOT TRANSFER THIS CERTIFICATE UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION COVERING THE SHARES REPRESENTED BY THIS CERTIFICATE UNDER THE SECURITIES ACT OF 1933 AND ALL APPLICABLE STATE SECURITIES LAWS, (B) IT FIRST RECEIVES A LETTER FROM AN ATTORNEY, ACCEPTABLE TO THE BOARD OF DIRECTORS OR ITS AGENTS, STATING THAT IN THE OPINION OF THE ATTORNEY THE PROPOSED TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND UNDER ALL APPLICABLE STATE SECURITIES LAWS, OR (C) THE TRANSFER IS MADE PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933.

        SECTION 4.6 NO VIOLATIONS. Coach is not in violation of its Restated Certificate of Incorporation or Bylaws. Coach, or to the knowledge of Coach, any party thereto, is in default under any lease, instrument, agreement, license or permit to which Coach is a party or by which Coach or any of its respective properties are bound; and (a) the rights and benefits of Coach under any such lease, instrument, agreement, license or permit will not be adversely affected by the transactions contemplated hereby; and (b) the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any material violation or breach of constitute a default under, any such lease, instrument, agreement, license or permit or the Restated Certificate of Incorporation or Bylaws of Coach. Except as set forth on Schedule 4.6, the execution delivery of this Agreement does not require nor does any such lease instrument, agreement, license or permit require notice to or the consent or approval of, any governmental agency or third party with respect to any of the transactions contemplated hereby in order to remain in full force and effect and consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation or acceleration or lose any right or benefit.

        SECTION 4.7 COACH INVESTIGATION. Based upon Coach's review of the Schedules attached hereto and its own due diligence of the Company, as of the date hereof, and as of the Closing Date, nothing has come to the attention of Coach that could give rise to a claim against the Stockholder for a breach of a representation or warranty made in this Agreement or any other document or agreement executed or delivered in connection herewith.

                                    ARTICLE V
                             POST-CLOSING COVENANTS

        SECTION 5.1 REPAYMENT OF INDEBTEDNESS AND RELEASE FROM GUARANTEES. The Stockholder agrees to assist Coach in obtaining the necessary payoff letters and wiring instructions to facilitate paying off all debts and obtaining the release of all personal guarantees of the Stockholder for the debts identified on
SCHEDULE 5.1. If Coach has not already paid off such debts, in the event that Coach cannot obtain releases of any such guarantees on or prior to one hundred and twenty (120) days subsequent to the Closing, Coach shall either indemnify the Stockholder with respect to his obligations under such debts, or pay off or otherwise refinance or retire the indebtedness related to guarantees and cause such guarantees to be terminated. In any event, after Closing and prior to such date, Coach shall indemnify the Stockholder with respect to the payment of such debts identified on SCHEDULE 5.1.

        SECTION 5.2 REPAYMENT OF STOCKHOLDER AND AFFILIATE INDEBTEDNESS; RELEASE OF CERTAIN OBLIGATIONS. Concurrently with the Closing Date, the Stockholder shall repay all loans from the Company to the Stockholder, if any.

        SECTION 5.3 FUTURE COOPERATION. The Stockholder and Coach shall each deliver or cause to be delivered to the other following the Closing Date such additional instruments as the other may reasonably request for the purpose of fully carrying out this Agreement. The Stockholder will cooperate and use his reasonable best efforts to have the present officers, directors and employees of the Company cooperate with Coach before and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

        SECTION 5.4 EXPENSES. Coach will pay the fees, expenses and disbursements of Coach and its agents, representatives, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement and any amendments thereto, including but not limited to the brokerage fee set out in Section 10.4. The Company will pay the reasonable fees, expenses and disbursements of the Stockholder and his respective agents, representatives, financial advisors and counsel incurred in connection with the execution, delivery and performance of this Agreement and any amendments hereto. The Company will pay the auditing costs of Arthur Andersen LLP incurred to produce the financial statements required by Section 3.5.

        SECTION 5.5 DTPA WAIVER. IN CONSIDERATION OF THE STOCKHOLDER ENTERING INTO THIS AGREEMENT, COACH HEREBY WAIVES AND RELEASES ALL OF COACH'S RIGHTS AND REMEDIES UNDER THE DECEPTIVE TRADE PRACTICES ACT - CONSUMER PROTECTION ACT,
SECTION 17.41 ET SEQ, OF SUBCHAPTER E OF CHAPTER 17 OF THE TEXAS BUSINESS AND COMMERCE CODE (HEREINAFTER REFERRED TO AS THE "DTPA", IF ANY, INCLUDING WITHOUT LIMITATION, ALL RIGHTS AND REMEDIES RESULTING FROM ARISING OUT OF OR ASSOCIATED WITH ANY AND ALL ACTS AND PRACTICES OF THE STOCKHOLDER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, WHETHER SUCH ACTS OR PRACTICES OCCUR BEFORE OR AFTER THE EXECUTION OF THIS AGREEMENT. THE DTPA PROVIDES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. SUCH WAIVERS HAVE BEEN MADE VOLUNTARILY BY COACH ONLY AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION. COACH FURTHER UNDERSTANDS THAT COACH'S RIGHTS AND REMEDIES WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND WITH RESPECT TO ALL ACTS OR TRANSACTIONS SHALL BE GOVERNED BY LEGAL PRINCIPALS OTHER THAN DTPA; PROVIDED, HOWEVER, THAT COACH DOES NOT WAIVE SUBCHAPTER 17.555 OF THE DTPA. IN CONNECTION WITH THIS WAIVER, COACH ACKNOWLEDGES, REPRESENTS, AND WARRANTS THAT IT HAS ASSETS OF $25,000,000 OR MORE, CALCULATED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPALS. IT HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF TRANSACTIONS SUCH AS THOSE CONTEMPLATED BY THIS AGREEMENT AND THAT IT IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH THE STOCKHOLDER.

        SECTION 5.6 OPERATION OF THE BUSINESS OF THE COMPANY AND SUBSIDIARIES. Between the date of this Agreement and the date the escrow is terminated, the Stockholder will, and will cause the Company and its subsidiaries, if any, to:

        (a) conduct the business of such Company and its subsidiaries, if any, only in the ordinary course of business;

        (b) use their best efforts to preserve intact the current business organization of such Company and its subsidiaries, if any, keep available the services of the current officers, employees, and agents of such Company and its subsidiaries, if any, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Company and its subsidiaries, if any;

        (c) confer with Coach concerning operational matters of a material nature;

        (d) otherwise report periodically to Coach concerning the status of the business operations, and finances of the Company; and

        (e) except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the date the escrow is terminated, the Stockholder will not, and will cause the Company and its subsidiaries, if any, not to, without the prior consent of Coach, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.18 is likely to occur.

        SECTION 5.7 REQUIRED APPROVALS. As promptly as practicable after the date of this Agreement, the Stockholder will, and will cause each Company and its subsidiaries, if any, to make all filings or post-Closing undertakings required or requested to be made by them in order to consummate this Agreement and the transactions contemplated herein. The Stockholder will, and will cause the Company and its subsidiaries, if any, to, (a) cooperate with Coach with respect to all filings that Coach elects to make or is required to make in connection with this Agreement and the transactions contemplated herein, and (b) cooperate with Coach in obtaining all consents requested by Coach, including, but not limited to, those identified in Sections or SCHEDULEs 3.2, 3.10 and 5.1, and taking all actions requested by Coach to cause early completion of any applicable approval period before the STB, state or local authority. All actual additional costs associated with such assistance shall be borne by Coach.

        SECTION 5.8 SECTION 338(H)(10) ELECTION. At Coach's option, the Stockholder agrees to join with Coach in making a timely election on Form 8023 under Sections 338(g) and 338(h)(10) of the Code (and any corresponding elections under state local or foreign law)(collectively a "Section 338(h)(10) Election") with respect to the purchase and sale of the stock of the Company hereunder. The Stockholder will pay any tax attributable to the making of the
Section 338(h)(10) Election and will indemnify Coach and the Company against any adverse consequences arising out of any failure to pay such tax.

                                   ARTICLE VI
                                 INDEMNIFICATION

        The Stockholder and Coach each make the following covenants:

        SECTION 6.1 GENERAL INDEMNIFICATION BY THE STOCKHOLDER AND KAISER. The Stockholder and Kaiser each covenants and agrees that he will indemnify, defend, protect and hold harmless Coach and the Company, and their respective officers, directors, employees, stockholders, agents, representatives and affiliates (collectively, the "Coach Indemnitees"), at all times from and after the date of this Agreement until the Expiration Date (as defined in Section 10.7) from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by any of the Coach Indemnitees as a result of or arising from (i) any breach of the representations and warranties of the Stockholder set forth in this Agreement or other documents or agreements delivered in connection with it, or (ii) any breach or nonfulfillment of any covenant or agreement on the part of the Stockholder or the Company under this Agreement or other documents or agreements delivered in connection with it; PROVIDED THAT such indemnification shall not apply to any consequential, punitive or exemplary damages.

        SECTION 6.2 INDEMNIFICATION BY COACH. Coach covenants and agrees that it will indemnify, defend, protect and hold harmless the Stockholder and his agents, representatives and affiliates (collectively, the "Stockholder Indemnitees") at all times from and after the date of this Agreement until the Expiration Date from and against all claims, damages, actions, suits, proceed ings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by any of the Stockholder Indemnitees as a result of or arising from (i) any breach of the representations and warranties of Coach in this Agreement or other documents delivered in connection with it, or (ii) any breach or nonfulfillment of any covenant or agreement on the part of Coach under this Agreement or other documents or agreement delivered in connection with it; provided that such indemnification shall not apply to any consequential, punitive or exemplary damages.

        SECTION 6.3 THIRD PERSON CLAIMS. Promptly after any party hereto (hereinafter the "Indemnified Party") has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person"), of the commencement of any action or proceeding by a Third Person, the Indemnified Party shall give to the party obligated to provide indemnification pursuant to
Section 6.1 or 6.2 hereof (hereinafter the "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party's possession or control. All Indemnified Parties shall use the same counsel, which shall be the counsel selected by Indemnifying Party, PROVIDED that if counsel to the Indemnifying Party shall have a conflict of interest that prevents such counsel from representing the Indemnified Party, the Indemnified Party shall have the right to participate in such matter through counsel of its own choosing and the Indemnifying Party will reimburse the Indemnified Party for the expenses of its counsel. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim and the Indemnified Party refuses to consent to such settlement, then the Indemnifying Party's liability under this Section with respect to such Third Person claim shall be limited to the amount so offered in settlement by said Third Person and the Indemnified Party shall reimburse the Indemnifying Party for any additional costs of defense which it subsequently incurs with respect to such claim and all additional costs of settlement or judgment. If the Indemnifying Party does not undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith, provided, HOWEVER, that under no circumstances shall the Indemnified Party settle any Third Person claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

        SECTION 6.4 LIMITATION UPON INDEMNITY.

        (i) Coach shall be entitled to indemnification from the Stockholder under the provisions of this Article VI for all claims subject to indemnification by such party, but only after the amount of such claims exceeds, in the aggregate, One Hundred Seventy-Five Thousand Dollars ($175,000).

        (ii) The indemnification obligations of the Stockholder under this
Article VI shall be limited, in the aggregate, to $19,500,000 less any amounts paid by Kaiser or Scott Keller to Coach pursuant to their indemnification obligations under that certain Stock Purchase Agreement of even date herwith among Kaiser, Scott Keller, California Charter, Inc. and Coach. Any payments for indemnification owed by the Stockholder to a Coach Indemnitee may, at the election of the Stockholder, be satisfied by, to the extent available, a corresponding reduction of the outstanding balance on the Notes.

                                   ARTICLE VII
                            NONCOMPETITION COVENANTS

        SECTION 7.1 PROHIBITED ACTIVITIES. Except for Fred Kaiser, who shall be allowed to continue to operate other other motor coach services businesses in all states except Nevada and California, on the Closing Date, the Stockholder will not, for a period of five (5) years following the Closing Date, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature, unless approved in writing in advance by Coach:

                (i) engage, as an officer, director, stockholder, owner, partner, joint venturer or in a managerial or advisory capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business offering any services or products in direct competition with Coach or any of its subsidiaries within 100 miles of where Coach or any of its subsidiaries conducts business, including any territory serviced by Coach or any of such subsidiaries (the "Territory");

                (ii) call upon any person who is, at that time, within the Territory, an employee of Coach or any of its subsidiaries for the purpose or with the intent of enticing such employee away from or out of the employ of Coach or any of its subsidiaries; or

                (iii) call upon any person or entity which is, at that time, or which has been, within one (1) year prior to that time, a customer of Coach or any of its subsidiaries within the Territory for the purpose of soliciting or selling services or products in direct competition with Coach or any of its subsidiaries within the Territory. Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the Stockholder from acquiring, as a passive investor with no involvement in the operations of the business, not more than one percent (1%) of the capital stock of the Company or another motorcoach services business whose stock is publicly traded on a national securities exchange or over-the-counter.

        SECTION 7.2 EQUITABLE RELIEF. Because of the difficulty of measuring economic losses to Coach as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to Coach for which it would have no other adequate remedy, the Stockholder agrees that the foregoing covenant may be enforced by Coach by injunctions, restraining orders and other equitable actions.

        SECTION 7.3 REASONABLE RESTRAINT. It is agreed by the parties hereto that the foregoing covenants in this Article VII impose a reasonable restraint on the Stockholder in light of the activities and business of Coach on the date of the execution of this Agreement and the current plans of Coach; but it is also the intent of Coach and the Stockholder that such covenants be construed and enforced in accordance with the changing activities, business and locations of Coach and its subsidiaries engaged in providing motorcoach charter, tour, sightseeing and municipal commuter and transit motorcoach services throughout the term of this covenant. During the term of this covenant, if Coach or one of its subsidiaries engages in new and different activities, enters a new business or establishes new locations for its current activities or business in addition to or other than the activities or business it is currently conducting in the locations currently established therefor, then, provided the Stockholder were not first competing in such geographical areas, and were not otherwise prohibited from competing with Coach, the Stockholder will be precluded from soliciting the customers or employees of such new activities or business or from such new location and from directly competing with such new activities or business within 100 miles of its then-established operating location(s) through the term of this covenant.

        SECTION 7.4 SEVERABILITY; REFORMATION. The covenants in this Article VII are severable and separate, and the unenforceability of any specific covenant shall not affect the continuing validity and enforceability of any other covenant. In the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in this Article VII are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable and this Agreement shall thereby be reformed.

        SECTION 7.5 MATERIAL AND INDEPENDENT COVENANT. The Stockholder acknowledges that their agreement with the covenants set forth in this Article VII are material conditions to Coach's agreement to EXECUTE and deliver this Agreement and to consummate the transactions contemplated hereby. All of the covenants in this Article VII shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Stockholder against Coach or one of its subsidiaries, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Coach of such covenants. It is specifically agreed that the period of five (5) years during which the agreements and covenants of the Stockholder made in this Article VII shall be effective shall be computed by excluding from such computation any time during which such Stockholder is in violation of any provision of this Article VII. The covenants contained in this
Article VII shall not be affected by any breach of any other provision hereof by any party hereto.

                                  ARTICLE VIII
                    NONDISCLOSURE OF CONFIDENTIAL INFORMATION

        SECTION 8.1 GENERAL. The Stockholder recognize and acknowledge that they had in the past, currently have, and in the future will have, access to certain confidential information of the Company and/or Coach, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Company and/or Coach. The Stockholder agrees that they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose whatsoever, except as is required in the course of performing their duties to the Company and/or Coach, unless (i) such information becomes known to the public generally through no fault of the Stockholder, or (ii) disclosure is required by law or the order of any governmental authority, provided, that prior to disclosing any information pursuant to this clause (ii) the Stockholder shall, if possible, give prior written notice thereof to Coach and provide Coach with the opportunity to contest such disclosure. In the event of a breach or threatened breach by the Stockholder of the provisions of this Section, Coach shall be entitled to an injunction restraining the Stockholder from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Coach from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

        SECTION 8.2 EQUITABLE RELIEF. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which the Company and/or Coach would have no other adequate remedy, the Stockholder agrees that the foregoing covenants may be enforced against them by injunctions, restraining orders and other equitable actions.

                                   ARTICLE IX
               FEDERAL SECURITIES ACT AND CONTRACTUAL RESTRICTIONS
                               ON COACH SECURITIES

        SECTION 9.1 COMPLIANCE WITH LAW. The Stockholder acknowledges that the Note to be delivered to the Stockholder pursuant to this Agreement has not been and will not be registered under the 1933 Act and therefore may not be resold without compliance with the 1933 Act. The Note is being acquired by the Stockholder solely for their own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of them in connection with a distribution. The Stockholder covenants, warrants and represents that the Note will not be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the Act and the rules and regulations of the SEC, and, during the two years following the date of this Agreement, the Stockholder shall not engage in put, call, short-sale, straddle or similar transactions intended to reduce the Stockholder's risk of owning the Note. The Note shall bear the following legend:

        THE SECURITIES REPRESENTED HEREBY WERE NOT ISSUED IN A TRANSACTION REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("SECURITIES ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS. THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR, IN THE OPINION OF COUNSEL TO THE ISSUER, IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS.


        SECTION 9.2 ECONOMIC RISK; SOPHISTICATION. The Stockholder is able to bear the economic risk of an investment in the Note acquired pursuant to this Agreement, can afford to sustain a total loss of such investment and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect his own interests in connection with his acquisition of the Note. As of the date of this Agreement, the Stockholder is an "accredited investor," as that term is defined in Regulation D under the 1933 Act. The Stockholder or his representatives have had an adequate opportunity to ask questions and receive answers from the officers of Coach concerning, among other matters, Coach, its management and its plans for the operation of its business.

                                    ARTICLE X
                                  MISCELLANEOUS

        SECTION 10.1 SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of Coach and the Company, and the heirs and legal representatives of the Stockholder.

        SECTION 10.2 ENTIRE AGREEMENT. This Agreement, the Notes, the Escrow Agreement, and the Master General Agreement (including the Schedules and any Exhibits and annexes attached thereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Stockholder, the Company and Coach relating to the subject matter of this Agreement and supersede any prior agreement and understanding relating to the subject matter of this Agreement including but not limited to the Letter of Intent. Reference to this Agreement incorporates by reference all Exhibits and Schedules thereto. This Agreement may be modified or amended only by a written instrument executed by the Stockholder and the Company and Coach, acting through their respective officers, duly authorized by their respective Boards of Directors.

        SECTION 10.3 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

        SECTION 10.4 BROKERS AND AGENTS. Each party agrees to indemnify the other against any and all losses, costs, damages or expenses arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party. The parties acknowledge and agree that Coach has retained First Continental Advisers, Inc. as broker pursuant to that certain Agreement, dated May 20, 1996, attached hereto as SCHEDULE 10.4 and Coach shall be solely responsible for the payment of all costs arising therefrom in accordance with the terms of Section 5.4 above.

        SECTION 10.5 NOTICES. All notices and communications required or permitted hereunder shall be in writing and may be given to the party to be notified (i) by depositing the same in the United States mail, proper postage prepaid and registered or certified with return receipt requested, (ii) by delivery through an express courier or delivery service with receipt requested, or (iii) by delivering the same in person or to a senior officer of such party in a corporation, as follows:

           (A)    If to Coach, addressed to it at:
                  One Riverway, Suite 600
                  Houston, Texas 77056-1903
                  Attn:  Law Department

           (B)    If to Kaiser, addressed to him at:
                  819 Water Street, Suite 320
                  Kerrville, Texas  78028

                  With copies to:

                  Brown, Parker & Leahy, LLP
                  1200 Smith Street, Suite 3600
                  Houston, Texas  77002-4592
                  Attn:  Timothy R. Brown, Esq.

           (C) If to Kerrville, addressed to it at:

                  P.O. Box 712
                  Kerrville, Texas  78029

           (D) If to the Company, addressed to it at:

                  4020 E. Lone Mountain Road
                  Las Vegas, Nevada  89030

or to such other address or counsel as any party hereto shall specify pursuant to this Section 10.5 from time to time. Failure to correct or provide an accurate address, or to accept delivery of a notice, will not thwart the purpose of this notice section. Notice given shall be deemed received when (i) if given by deposit in the United States mail, registered or return receipt requested with proper postage prepaid, five (5) days after its deposit in the United States mail; (ii) if given by express courier or delivery service, on the date stated on the courier's documents specifying the actual delivery date; or (iii) if by personal delivery to such person or, a senior officer of a corporation if the party is a corporation, upon actual receipt.

        SECTION 10.6 GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Texas (except for its principles governing conflicts of laws).

        SECTION 10.7 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in Articles III and IV shall survive the Closing for a period of twelve (12) months from the Closing Date (which date is hereinafter called the "Expiration Date"), except that all warranties and representations set forth in Section 3.17 hereof shall survive through such date or until such time as the limitations period has run for all tax periods ended prior to the Closing Date, which shall be deemed to be the Expiration Date for
Section 3.17.

        SECTION 10.8 CLOSING OBLIGATIONS. At the Closing:

        (a)   Stockholder will deliver to Coach:

              (i) Certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), with signatures guaranteed by a commercial bank or by a member firm of the New York Stock Exchange, for transfer to Coach;

              (ii) a certificate executed by the Company and the Stockholder to the effect that, except as otherwise stated in such certificate, each of Stockholder's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date;and

              (iii) such additional agreements or letters, in duly executed form, as mutually agreeable among the parties, including but not limited to a resignation from the Company by each of its officers and directors, and the Master General Agreement attached hereto as

        EXHIBIT 10.8(III)("Master General Agreement").

        (b) Coach will deliver to Stockholder:

                (i) the amounts by wire transfer to accounts specified in
        Section 1.2;

                (ii) the Note(s);

                (iii) such additional agreements or letters, in duly executed form, as mutually agreeable among the parties, including but not limited to the Master General Agreement attached hereto as EXHIBIT 10.8(A)(III) and;

                (iv) a certificate executed by Coach to the effect that, except as otherwise stated in such certificate, each of Coach's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date.

        (c) Coach and Stockholder will enter into an escrow agreement in the form of EXHIBIT 10.8(C) (the "Escrow Agreement") pursuant to which Burnside & Rishebarger, LLC shall hold all documents and considerations associated with this Agreement.

        SECTION 10.9 CONDITIONS PRECEDENT TO COACH'S OBLIGATION TO CLOSE. Coach's obligation to purchase the Shares and to take the other actions required to be taken by Coach at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Coach, in whole or in part):

        (a) ACCURACY OF REPRESENTATIONS. Each of Stockholder's representations and warranties must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date.

        (b)   STOCKHOLDER'S PERFORMANCE.

                (i) All of the covenants and obligations that Stockholder is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects (or unless waived by Coach which shall make them subject to completion post-Closing by the Stockholder).

                (ii) Each document required to be delivered pursuant to Section
        10.8 must have been delivered, and each of the other covenants and obligations in this Agreement must have been performed and complied with in all respects.

        (c) NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or threatened in writing against Coach, or against any person affiliated with Coach, any proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, this Agreement or any of the transactions contemplated herein, or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated herein.

        (d) NO PROHIBITION. Neither the consummation nor the performance of this Agreement or any of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Coach or any person affiliated with Coach to suffer any material adverse consequence under,
(i) any applicable legal requirement or order, or (ii) any legal requirement or order that has been published, introduced, or otherwise proposed by or before any governmental body.

        SECTION 10.10 CONDITIONS PRECEDENT TO STOCKHOLDER'S OBLIGATION TO CLOSE. Stockholder's obligation to sell the Shares and to take the other actions required to be taken by Stockholder at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Stockholder, in whole or in part):

        (a) ACCURACY OF REPRESENTATIONS. All of Coach's representations and warranties in this Agreement must have been accurate as of the date of this Agreement and must be accurate as of the Closing Date.

        (b) COACH'S PERFORMANCE.

              (i) All of the covenants and obligations that Coach is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects or waived by the Stockholder, or unless waived by the Stockholder, which shall make them subject to post-Closing completion by Coach.

                (ii) Coach must have delivered each of the documents required to be delivered by Coach pursuant to Section 10.8, including but not limited to the Note(s) [, and must have made the cash payments required to be made by Coach pursuant to Section 10.8]. (c) CONSENTS. Each of the Consents identified in Sections and SCHEDULEs 3.2, 3.10 and 5.1 of this Agreement, including but not limited to approval by the STB and all state and local transportation authorities, must have been obtained and must be in full force and effect (or unless waived by the Stockholder, which shall make them subject to completion post-Closing by both parties).

        (d) NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or threatened in writing against the Stockholder, or against any person affiliated with the Stockholder, any proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, this Agreement or any of the transactions contemplated herein, or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated herein.

        (e) NO PROHIBITION. Neither the consummation nor the performance of this Agreement or any of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause the Stockholder or any person affiliated with the Stockholder to suffer any material adverse consequence under, (i) any applicable legal requirement or order, or (ii) any legal requirement or order that has been published, introduced, or otherwise proposed by or before any governmental body.

        SECTION 10.11 TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

        (i) by either Coach or Stockholder if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

        (ii) (a) by Coach if any of the conditions in Section 10.9 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Coach to comply with its obligations under this Agreement) and Coach has not waived such condition on or before the Closing Date; or (b) by Stockholder, if any of the conditions in
 Section 10.10 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Stockholder to comply with his obligations under this Agreement) and Stockholder has not waived such condition on or before the Closing Date;

        (iii) by mutual consent of Coach and Stockholder; or

        (iv) by either Coach or Stockholder if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 1996, or such later date as the parties may agree upon.

        SECTION 10.12 EFFECT OF TERMINATION. Each party's right of termination under Section 10.11 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.11, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 5.4 (Expenses) and 5.8 (Confidentiality) will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

        SECTION 10.13 EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

        SECTION 10.14 ARBITRATION. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in Houston, Texas, in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to detract from, or modify any provision hereof nor to award punitive damages to any injured party.

        SECTION 10.15 TIME. Time is of the essence with respect to this Agreement.

        SECTION 10.16 REFORMATION AND SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

 COACH USA, INC.                                   KERRVILLE BUS COMPANY, INC.

 By:                                               By:
 Name:   Richard H. Kristinik                      Name:   Fred Kaiser
 Title:  Chief Executive Officer                   Title:  President

                                                   K-T CONTRACT SERVICES, INC.

                                       By:
                                      Name:
                                     Title:

                                                   Fred Kaiser, Individually